Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR IMMEDIATE RELEASE

GOTTSCHALKS TO REORGANIZE UNDER CHAPTER 11

~Secured $125 million of Debtor-in-Possession Financing~

~Continues to Pursue a Sale of the Business~

FRESNO, CA - January 14, 2009 -- Gottschalks Inc. (Pink Sheets: GOTT.PK) today announced that it has filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. The Company intends to file a variety of first day motions with the Court that, with Court approval, will allow it to continue to conduct business as usual without interruption. In collaboration with its advisors, the Company has determined to pursue one or more options to create value for stakeholders, including a sale of its business or other transaction with a third-party investor through a process to be approved by the Court in order to attain the highest and best offer from interested parties.

To fund its continuing operations during the reorganization process, the Company has negotiated a $125 million debtor-in-possession (DIP) financing from a group of lenders led by GE Capital. Subject to court approval, Gottschalks will use the DIP credit facility to fund its working capital requirements, including employee wages and benefits, certain vendor payments and other operating expenses during the reorganization process. The Company anticipates that the DIP credit facility will be sufficient to carry the Company through the reorganization process.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, stated, "This was a very difficult, but necessary decision; however, we want to assure our employees and loyal customers that Gottschalks will be conducting business as usual. Gottschalks is very proud of its 104-year heritage and our culture as the `hometown store' serving the communities where our stores operate. While we have aggressively pursued a number of important steps over the past year to improve our performance and reduce costs, the persistent challenges in the economy and recent unexpected reductions to our borrowing capacity as a result of tightening credit markets have left us with no other recourse than to pursue a sale of the Company under Court approval in a Chapter 11 proceeding. The DIP financing will provide us with the additional flexibility to operate on a normalized basis as we conduct the sale process. We expect to proceed quickly and hopefully partner with a new owner that will continue to offer branded high quality merchandise and the special service that we have always provided to our customers."

As is customary with public companies that have filed for Chapter 11, the Company expects the OTC bulletin board to temporarily halt trading of the Company's stock pending receipt of additional information on the Company's financial condition and reorganization plans. The Company will cooperate in providing any such information requested by the OTC bulletin board.

The Company's principal bankruptcy attorneys are O'Melveny & Myers LLP and Richards, Layton & Finger. The Company's financial advisor is FTI Consulting and its investment bank is Financo. The Company's claims agent is Kurtzman Carson Consultants.

About Gottschalks

Gottschalks is a regional department store chain, currently operating 58 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (5), Nevada (1) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to negotiate acceptable definitive agreements governing any transaction described in this release and to thereafter successfully consummate such transaction, adhere to the restrictions and covenants imposed under the Company's new debt agreement and the receipt of anticipated rulings in the Company's pending Chapter 11 proceeding; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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